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                                                                  Exhibit 10.4

                    ETHANOL MARKETING AND SERVICES AGREEMENT

This Agreement is made and entered into this 18th day of December, 2000 by and between Great Plains Ethanol, LLC (hereinafter referred to as Owner), and Ethanol Products, LLC having an address of 144 N. Mosley, Wichita, Kansas 67202 (hereinafter referred to as Marketer).

                                    RECITALS:

         A) The Owner would like to utilize the services of an Ethanol Marketer to market fuel grade ethanol (hereinafter referred to as Ethanol) from its plant to be sited in Turner County, South Dakota.

         B)       Marketer is in the business of marketing Ethanol in the United
                  States.

         C) The parties desire to enter into and execute this Agreement for the purpose of setting forth agreed upon terms and conditions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties agree as follows:

         1. MARKETING RIGHTS. Owner gives Marketer exclusive rights to market all Ethanol produced from its Ethanol Plant to be sited in South Dakota.

         2. TERM OF AGREEMENT. The term of this agreement shall continue for the length of the original primary debt financing for plant construction. This Agreement renews automatically for additional three (3) year periods, at the end of each three
                  (3) year period, unless terminated by either party. After the initial three (3) years, either party may terminate this agreement by giving ninety (90) days notice of termination prior to the end of any three (3) year period to the other party. Within fifteen (15) days of receipt of written notice of termination by Owner, Marketer will provide Owner with a quantity per month of Ethanol for up to one (1) year from termination that will be needed to fulfill sales contracts in existence at the time of termination. Owner agrees that all existing contracts disclosed in the fifteen (15) day period will be fulfilled, and that the terms of this Agreement will remain in effect for all such Ethanol.

         3. MARKETING SERVICES PROVIDED. Marketer will provide to Owner the following marketing services:

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                  a.       MARKETING. Marketer will affect the sale of Owner's
                           Ethanol at available market prices.

                  b. SCHEDULING AND DISTRIBUTION. Marketer will be responsible for scheduling all shipments of Owner's Ethanol. Marketer will provide to Owner a shipping order, and Owner will provide a combined shipping schedule as stated in Section 8 below.

                  c. LEASED STORAGE. If it is deemed necessary by Marketer to market Owner's Ethanol through storage facilities such as Williams or Kaneb pipeline terminals, Owner will pay all lease and throughput cost associated with such leases.

                  d. FREIGHT. When necessary to Market Owner's Ethanol, Marketer will arrange freight for shipment of Owner's Ethanol. Owner will pay all freight costs.

                  e. CUSTOMER CREDITWORTHINESS. Marketer will make reasonable efforts to review the creditworthiness of Owner's Ethanol customers. As deemed necessary at Marketer's discretion, Marketer will obtain at its expense Credit Bureau reports or Dunn and Bradstreet reports for customers of Owner. Marketer will then recommend to Owner which, if any, accounts Marketer believes should be rejected. Owner will have the right to request and review the rejection recommendations and/or reports and notify Marketer in writing of any customers in addition to the recommendations of Marketer that should be rejected or accepted by Owner. Marketer will not sell Ethanol to any customer rejected by Owner or Marketer.

                  f. ACCOUNTS RECEIVABLE. Marketer will make reasonable efforts to collect any past due accounts. However, Marketer shall not be required to initiate litigation to collect delinquent accounts. Marketer is authorized to turn over to collection agencies a delinquent account unless Owner determines that it will assume responsibility for collecting the account. Any collection agency fees resulting from the collections process will be borne by Owner. All accounts receivable losses arising from the marketing of Ethanol are the sole responsibility of Owner.

                  g. TITLE TO AND RISK OF LOSS. Title to and risk of loss shall pass from Owner directly to Owner's customer according to the provisions of each sales transaction.

                  h. TRANSACTION PROCESSING. Marketer will be responsible for invoicing all Ethanol marketed, receiving payments from customers, and paying freight and/or storage when necessary. Owner will be responsible for furnishing Marketer a report by 10:00 AM each

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                           workday of the previous day's shipments. Marketer
                           will send to the customers invoices the same day as the report is received.

                  i. REMITTANCE OF PAYMENT. Each Thursday a payment will be made to Owner for all Ethanol invoiced thirteen to nineteen (13-19) days prior to said date that has been paid by Owner's customers. This payment will be adjusted for freight and storage cost as described above in this Section and the Marketing Fee stated in
                           Section 5 of this Agreement, Administrative Services Fee stated in Section 6, and when applicable, an adjustment for value-added as stated in Section 7 below.

         4. MARKETER'S PURCHASE OF ETHANOL. Marketer may purchase for its own account all or a portion of Owner's Ethanol at a price to be agreed upon by the parties at the time of the purchase.

         5. MARKETING FEE. The Marketing Fee will be $0.0040/gallon of Ethanol as produced by the Ethanol Plant to be sited in Turner County, South Dakota.

         6. ADMINISTRATIVE SERVICES PROVIDED. Marketer will provide to Owner the following Administrative Services:

                  a. DISTRIBUTION SERVICES. Marketer will be responsible for an on-going program to conduct carrier audits and will be responsible for carrier selection and dispatching, freight rate bundling and distribution optimization.

                  b. TRANSACTION PROCESSING. Marketer will be responsible for ethanol licensing, monitoring and state compliance reporting, state surety bonding, tax collection, remittance and reporting, purchase and sales acknowledgments, late payment collections, and electronic funds transfer services.

                  c. INVENTORY MANAGEMENT. Marketer will be responsible for monitoring future ethanol stock levels projected for Owner's plant to facilitate the marketing program established by Marketer.

                  d. PROPRIETARY SOFTWARE. Marketer will install and maintain a proprietary software system to handle linked transaction processing and necessary data access to ethanol marketing and sales information.

                  The administrative services fee will be $0.0025/gallon of Ethanol as produced by the Ethanol Plant to be sited in Turner County, South Dakota.

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         7.       VALUE-ADDED OPPORTUNITIES. Marketer and Owner mutually
                  recognize that on occasion Marketer will be able to develop a sale opportunity for Owner's ethanol that is above the market value for sales typically completed on a spot market or contract rollover basis (a "value-added transaction"). Examples of value-added transactions include the building of new markets, time exchanges, location exchanges, rack pricing, and negotiation of spread differentials. The parties acknowledge that new value-added opportunities not yet known to the parties are expected to be developed by Marketer in the future.

                  Owner and Marketer acknowledge that for value-added opportunities, the Marketing Fee is insufficient to compensate Marketer for additional income and profits generated for Owner. In order to facilitate the completion of value-added opportunities which occur and disappear quickly within the market, Owner agrees to identify representatives of Owner with authority to approve value-added transactions. Marketer will upon identification of a value-added opportunity present to any one of Owner's representatives the value-added opportunity for consideration. Marketer will explain to Owner's representative the value-added opportunity and a proposed compensation arrangement for Marketer. Owner has complete and sole discretion to accept or reject the value-added opportunity and fee proposal. If agreed upon by Owner's representative, Marketer will confirm in writing to Owner's representative the agreement of the parties regarding the value-added opportunity. In this case, Marketer shall complete the value-added transaction in accordance with the agreement of the parties. If Owner's representative declines to participate in the value-added opportunity, then Marketer will not complete the value-added opportunity for Owner's account.

         8. REPORTING. Marketer will provide Owner with the following reports on a schedule described below during the term of this
                  Agreement:

                  Shipping Orders-                   Daily
                  Market Information-                Weekly
                  Sales Summary-                     Monthly

                  Owner will provide Marketer with the following reports on a scheduled described below during the term of this Agreement:

                  Daily Production-                  Daily
                  Combined Shipping Schedule-        Daily

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                  In addition to the aforementioned reports, Owner will timely inform Marketer of daily inventories, plant shutdowns, daily production projections, and any other information requested by Marketer in which to perform under this Agreement.

         9. DISCONTINUATION OF PRODUCTION. In the event that Owner wishes to discontinue or reduce the production of Ethanol, Owner will notify Marketer one (1) year in advance of Owner's decision so that all contract commitments made by Marketer for Owner may be met. If less than one (1) year notice of discontinuance or reduction of production is provided to Marketer, or if unforeseen circumstances cause Owner to cease or reduce production at its plant, Owner grants to Marketer the power to buy in Ethanol short falls for the account of the Owner on any unfilled contracts, and that any associated losses will be reimbursed by Owner to Marketer.

         10. LIABILITY. Any and all liability related to the Ethanol, including but not limited to Ethanol quality and the handling, transportation and storage of Ethanol, shall remain the sole responsibility of Owner.

         11. INSURANCE. Marketer will furnish Owner with an insurance certificate verifying that Marketer has liability insurance.

         12. ENTIRE AGREEMENT AND AMENDMENT. This Agreement contains the entire Ethanol Marketing Agreement between the parties. No oral statements, representations or prior written matter not contained in this Agreement shall have any effect regarding products marketing. This Agreement shall not be amended or modified in any manner except by a writing executed by both parties.

         13. INDEMNIFICATION OF MARKETER. Owner shall indemnify, hold harmless and defend Marketer, and its officers, directors, employees and agents from and against any and all claims, actions, damages, liabilities and expenses, including but not limited to, attorney's and other professional fees, in connection with loss of life, personal injury and/or damage to property of third parties, arising from or out of Marketer's services provided under the terms and conditions of this Agreement, and for Owner's breach of this Agreement, except that Owner shall not indemnify, hold harmless and defend Marketer from (i) the negligent or intentional acts of Marketer and its officers, directors, employees and agents,
                  (ii) any act beyond the scope of the Marketer's services to be rendered under the terms and conditions of

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                  this Agreement,(iii) any violation of laws, regulations,
                  ordinances and/or court orders by Marketer.

         14. INDEMNIFICATION OF OWNER. Marketer shall indemnify, hold harmless and defend Owner, and its officers, employees and agents from and against any and all claims, actions, damages, liabilities and expenses, including, but not limited to, attorneys' and other professional fees, in connection with Marketer's breach of this agreement and, in connection with loss of life, personal injury and/or damage to property of third parties arising from or out of (i) the negligent or intentional acts of Marketer and its officers, directors, employees and agents, (ii) any act beyond the scope of Marketer's services to be rendered under the terms and conditions of this Agreement, and (iii) any violation of laws, regulations, ordinances and/or court orders by Marketer.

         15. CONFIDENTIAL NATURE OF AGREEMENT. Marketer and Owner agree to keep all sales, prices, inventory positions, and the details of this Agreement strictly confidential.

         16. ASSIGNMENT. This Agreement shall not be assigned by either party, except to an affiliate controlled by or in control of said party, without the written consent of the other party.

         17. GOVERNING LAW. This Agreement shall be governed, construed and enforced under the laws of the State of South Dakota.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

                               Great Plains Ethanol, LLC (Owner)

                               By /s/ Darrin Ihnen
                                  ------------------------------------------
                               Its Pres

                               Ethanol Products, LLC (Marketer)

                               By /s/ Robert K. Casper
                                  -----------------------------------------
                               Its   President